                                                                 EXHIBIT (a)(10)

                              NOTICE OF ACCEPTANCE

IF YOU WISH TO PARTICIPATE IN THE OFFER (AS DEFINED BELOW) IN RESPECT OF ANY OR ALL OF YOUR OPTIONED SHARES (AS DEFINED BELOW), WITHOUT ANY REQUIREMENT FOR YOU TO FUND THE EXERCISE PRICE OF YOUR OPTIONS (AS DEFINED BELOW), AS DESCRIBED IN THE ACCOMPANYING LETTER, CAREFULLY COMPLETE PARAGRAPH 2 BELOW, SIGN THIS NOTICE OF ACCEPTANCE AND RETURN IT TO EMCO LIMITED AT 620 RICHMOND STREET, LONDON, ONTARIO, N6A 5J9, ATTENTION: WAYNE LAWRENCE, ON OR BEFORE THE EXPIRY DATE (AS DEFINED IN THE OFFER) (CURRENTLY MONDAY, APRIL 7, 2003, BUT SUBJECT TO EXTENSION AT THE DISCRETION OF THE OFFEROR (AS DEFINED BELOW)). THE ACCOMPANYING RETURN ENVELOPE MAY BE USED FOR THIS PURPOSE OR YOU MAY FAX THE COMPLETED NOTICE OF ACCEPTANCE TO (519) 645-2870.

ALL OPTIONS MUST BE EXERCISED ON OR BEFORE THE EXPIRY DATE, FAILING WHICH THEY WILL LAPSE AND BE CANCELLED.


TO:               EMCO LIMITED ("EMCO")

1. I hold options (the "OPTIONS") to purchase Emco Common Shares (the "OPTIONED SHARES") under Emco's Stock Option Plan, being Part II of Emco's 1991 Long Term Incentive Program. I have received and have read
         (i) the Letter to Employee Stock Option Holders from Wayne Lawrence of Emco dated February 28, 2003, and (ii) the offer (the "OFFER") of 2022841 Ontario Inc. (the "OFFEROR") dated February 28, 2003 to purchase all outstanding Common Shares of Emco for Cdn. $16.60 per share (the "OFFER PRICE").

2. The election specified in Paragraph 3 below will apply in respect of the following Options held by me (the "ELECTED OPTIONS"):

                  NUMBER OF OPTIONED SHARES                     EXERCISE PRICE(s)
                  --------------------------------------------- ------------------------------------------------

                  --------------------------------------------- ------------------------------------------------

                  --------------------------------------------- ------------------------------------------------

                  --------------------------------------------- ------------------------------------------------

                  --------------------------------------------- ------------------------------------------------

         I ACKNOWLEDGE THAT IF THIS PARAGRAPH 2 IS NOT COMPLETED BY ME, I WILL BE DEEMED TO HAVE SPECIFIED ALL "IN-THE-MONEY" OPTIONS HELD BY ME.

3. On and subject to the conditions set out in Paragraphs 4 and 5 below, in lieu of exercising the Elected Options in accordance with their terms, I irrevocably elect to transfer the Elected Options to Emco in exchange for Emco paying me the "in-the-money" value of the Elected Options in cash (net of any applicable withholding taxes), such value being determined based on the Offer Price.

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                                      -2-


4. I retain the right to withdraw this Notice of Acceptance, at any time during which a holder of Common Shares of Emco has the right to withdraw such shares from the Offer under the rights of withdrawal set out in the Offer, by providing written notice to such effect to Emco at 620 Richmond Street, London, Ontario, N6A 5J9, Attention: Wayne Lawrence by personal delivery, courier or fax (fax no. (519) 645-2870).

5. I understand that, if the Offeror does not take up and pay for the Emco Common Shares deposited under the Offer, this Notice of Acceptance will cease to be of any force or effect and my Elected Options will remain valid and outstanding, exercisable in accordance with their original terms.


DATED this ______ day of _________________, 2003.



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WITNESS                             SIGNATURE OF OPTION HOLDER


                                    ---------------------------------
                                    NAME OF OPTION HOLDER - PLEASE PRINT